 Execution Version

REDEMPTION AGREEMENT
This REDEMPTION AGREEMENT (including the schedules, annexes and exhibits hereto, this “Agreement”), dated as of December 5, 2024, is entered into by and between United Homes Group, Inc, a Delaware corporation (the “Company”), and each of the Holders (as defined below).
RECITALS:
A. The Company has issued certain Senior Convertible Promissory Notes, each dated as of March 30, 2023 (each, a “Note” and collectively, the “Notes”), to the Holders pursuant to that certain Convertible Note Purchase Agreement, dated as of March 21, 2023 (the “Note Purchase Agreement”), by and among the Company (f/k/a DiamondHead Holdings Corp.), Great Southern Homes, Inc., and the holders of the Notes set forth on the signature pages hereto (each, a “Holder” and collectively, the “Holders”).  A capitalized term used and not otherwise defined herein has the meaning given to it in each Note.
B. Upon, and subject to, the terms and conditions hereof, the Company proposes to redeem the Notes for cancellation and, in connection with such redemption, shall pay to the Holders (a) an aggregate of $70,000,000 (the “Aggregate Exchange Cash Consideration”), plus accrued and unpaid interest on the total outstanding aggregate principal amount of the Notes through the Settlement Date (the “Aggregate Accrued Interest Amount” and, together with the Aggregate Exchange Cash Consideration, the “Aggregate Cash Consideration”), and (b) an aggregate of 10,168,850 shares (the “Class A Shares” and, together with the Aggregate Cash Consideration, the “Transaction Consideration”) of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”); provided that all of the Discounted Value of the Remaining Scheduled Payments with respect to the aggregate principal amount of the Notes over the aggregate principal amount of the Notes shall be satisfied through the issuance of the Class A Shares.
C. Upon, and subject to the terms and conditions hereof, the Holders have agreed to accept the Transaction Consideration as payment in full of the aggregate Make Whole Amount in respect of all of the Notes.
D. Concurrently with this Agreement, the Company has entered into that certain credit agreement (the “Credit Agreement”) with Kennedy Lewis Agency Partners, LLC, as administrative agent, and the lenders party thereto, providing for a loan facility in the aggregate principal amount of $70,000,000, to be funded to the Company on the Settlement Date (as defined below), subject to the terms and conditions set forth in the Credit Agreement.
E. Concurrently with this Agreement, the Company, the Holders and BTIG LLC, as the underwriter (the “Underwriter”) have entered into that certain underwriting agreement (the “Underwriting Agreement”), providing for the sale of 8,533,066 Class A Shares by the Holders to the Underwriter, including shares subject to the Underwriter’s overallotment option, at a price per share to the public of no less than $5.00 subject to the terms and conditions set forth in the Underwriting Agreement.

F. Concurrently with this Agreement, and subject to and conditioned upon the occurrence of the Settlement, each Holder has entered into a lock-up agreement with the Company providing that such Holder will not sell its respective Remaining Shares (as defined below) for a period of one hundred and twenty (120) days following the date of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I.
REDEMPTION; SETTLEMENT
Section 1.01. Redemption; Waiver of Optional Redemption Conditions
(a)       Upon the terms and conditions set forth in this Agreement, on the Settlement Date (as defined below), the Company shall redeem each Note and, in connection therewith, (i) pay to each Holder such Holder’s portion of the Aggregate Exchange Cash Consideration and such Holder’s portion of the Aggregate Accrued Interest Amount, in each case as set forth opposite such Holder’s name on Schedule 1 hereto, and (ii) issue and deliver to each Holder the number of Class A Shares set forth opposite such Holder’s name on Schedule 1 hereto, which represent a portion of the shares of Class A Common Stock issuable upon conversion of such Note and registered for resale by such Holder pursuant to that certain Registration Statement on Form S-3, Registration No. 333-271527, declared effective by the Commission on July 3, 2024 (the “Registration Statement”).  The issuance of the applicable number of Class A Shares to each Holder in respect of each Holder’s Note shall be deemed to have been effected pursuant to a conversion of such Note and is referred to herein as such Holder’s “Conversion”, and the redemption of such Holder’s Note and payment to such Holder of the applicable portion of the Aggregate Exchange Cash Consideration and the Aggregate Accrued Interest Amount, together with such Holder’s Conversion, are referred to herein as such Holder’s “Redemption” and all of the Redemptions hereunder are collectively referred to as the “Redemptions”).
(b)       Upon the terms and conditions set forth in this Agreement,  effective as of the Settlement Date (as defined below), each Holder, severally and not jointly, hereby agrees to effect such Holder’s Conversion and accepts such Holder’s Redemption and, for the avoidance of doubt, waives (i) each of the conditions to Optional Redemption set forth in Section 5.01 of such Holder’s Note, including, but not limited to, the conditions that the Company deliver an irrevocable Optional Redemption Notice to such Holder and that the Make Whole Amount shall be paid entirely in cash and (ii) the limitations on conversion set forth in Section 7.07 of each Note.
Section 1.02. Settlement.
(a)       The settlement of the Redemptions, the Conversion, and the Offering (as defined below) (the “Settlement”) shall take place on the “Closing Date” as defined in the Underwriting Agreement, or at such other place or date as the Holders and the Company, may agree upon, such time and date of the Redemption and the closing of the Offering being herein referred to as the “Settlement Date.”

(b)       Subject to the terms and conditions set forth herein, on the Settlement Date, substantially contemporaneously, (i) each Holder shall surrender its Note to the Company for redemption and cancellation in accordance with Section 2.05 of each Note (and such cancellation shall promptly be effected), and (ii) the Company shall, (A) by wire transfer of immediately available funds to the accounts specified by each Holder on Schedule 1 hereto, cause the applicable portion of the Aggregate Exchange Cash Consideration and Aggregate Accrued Interest Amount set forth opposite such Holder’s name on Schedule 1 hereto to be delivered to each Holder and (B) issue and deliver, or cause its transfer agent to issue and deliver, the applicable number of Class A Shares set forth opposite each  Holder’s name on Schedule 1 to the Holder or its designee.
(c)       Each Holder hereby acknowledges and agrees with the Company that, effective upon the Settlement on the Settlement Date, the Company shall have satisfied in full all of its obligations to such Holder under such Holder’s Note and the Note Purchase Agreement (including in respect of the Make Whole Amount) and all other obligations under such Holder’s Note, other than (i) obligations of the Company under such Holder’s Note that pursuant to Section 8.04 of the Holder’s Note survive and (ii) obligations of the Company under Section 7.3, Section 9.2(a)(ii) and Section 9.2(b) of the Note Purchase Agreement, in each case, which shall survive until fully performed in accordance with the terms, and subject to the limitations, set forth therein.
Section 1.03. Conditions.
(a)       The obligations of each Holder to surrender its Note for redemption and cancellation pursuant to this Agreement shall be subject to the satisfaction or waiver of the following conditions on or prior to the Settlement Date:
(i) Representations and Warranties.  The representations and warranties of the Company contained herein shall be true and correct in all material respects on the date hereof and on and as of the Settlement Date (except that representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects), and the Company shall have performed all applicable covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Settlement Date.
(ii) No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any Governmental Authority (as defined below) that would, as of the Settlement Date, prevent the consummation of the Transactions (as defined below); and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Settlement Date, prevent the consummation of the Transactions, including, but not limited to, the issuance of the Class A Shares pursuant thereto.

(iii) Compliance Certificate.  A named executive officer (within the meaning of item 402 of Commission Regulation S-K) of the Company shall have delivered to the Holders on the Settlement Date a certificate, in form and substance reasonably acceptable to the Holders, certifying that the conditions specified in Sections 1.03(i), 1.03(ii), 1.03(iv), 1.03(vi), 1.03(vii), 1.03(ix), and 1.03(x) of this Agreement have been fulfilled.
(iv) Qualification under Securities Laws; Consents.  All registrations, qualifications, permits and approvals, if any, required under applicable securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement. The Company shall have obtained in a timely fashion any and all other consents, permits, approvals, registrations and waivers necessary for consummation of the Settlement (including the waiver of any applicable registration rights that could affect the rights of the Holders under this Agreement), all of which shall be and remain so long as necessary in full force and effect.
(v) Secretary’s Certificate.  The Secretary (or a named executive officer) of the Company shall have delivered to the Holders at the Settlement Date a certificate, in the form of Exhibit A, certifying (A) the certificate of incorporation and bylaws of the Company, (B) authorization of the Board of Directors of the Company (the “Board”) approving this Agreement and the transactions contemplated under this Agreement (including the Underwriting  Agreement) and including approving for purposes of Exchange Act Rule 16b-3 the acquisition or disposition of any direct or indirect pecuniary interest in any equity securities (or any related derivative security) in the Redemption by Conversant Opportunity Master Fund LP as nominee for Conversant Opportunity Master Fund Sub LLC (in such capacity as nominee, “Conversant”) for , by Mr. Robert Grove or any of Conversant and its Affiliates, (C) as to certificates evidencing the good standing of the Company in Delaware issued by the Secretary of State of Delaware as of a date within five Business Days of the Settlement Date.
(vi) Offering.  All conditions to the closing of the Offering shall have been satisfied or waived (other than the Settlement hereunder and other than those conditions which, by their nature, are to be satisfied at the closing of the transactions contemplated by the Underwriting Agreement), and the closing of the Offering shall be set to occur immediately after the Redemptions hereunder. No amendment, modification or waiver of any provision of the Underwriting Agreement shall have been made that would reasonably be expected to be materially adverse to the Holders without the consent of Conversant.
(vii) No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Entity that prohibits the consummation of any of the transactions contemplated by this Agreement or the Underwriting Agreement.
(viii) Opinion of Company Counsel.  The Holders shall have received from Katten Muchin Rosenman LLP, counsel for the Company, an opinion, dated as of the Closing, opining on the  substantive matters listed on  Exhibit B hereto.

(ix) Registration Statement.  The Registration Statement shall not be subject to any stop order or proceeding seeking a stop order with respect to the Registration Statement that has not been withdrawn, and no similar proceeding shall have been initiated or, to the knowledge of the Company, threatened by the Commission or its staff.
(x) No Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred.
(b)       The obligation of the Company to redeem the Notes and deliver the Transaction Consideration on the Settlement Date to any of the Holders shall be subject to the satisfaction or waiver of the following conditions on or prior to the Settlement Date:
(i) Representations and Warranties.  The representations and warranties of such Holder contained herein shall be true and correct in all material respects on the date hereof and on and as of the Settlement Date, and such Holder shall have performed all applicable covenants and agreements and satisfied all conditions to be performed or satisfied hereunder at or prior to the Settlement Date.
(ii) No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any Governmental Authority that would, as of the Settlement Date, prevent the consummation of the Transactions; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Settlement Date, prevent the consummation of the Transactions, including the issuance of the Class A Shares pursuant thereto.
(iii) Funding of the Credit Agreement.  Prior to or substantially concurrently with the consummation of the Transactions, the lenders under the Credit Agreement shall have funded the loan facility thereunder such that the Company shall have received net proceeds therefrom in an aggregate amount of not less than the Aggregate Cash Consideration.
(iv)  Letter of Direction. Each Holder shall have delivered a letter of direction to the Company and its transfer agent, directing the transfer agent to deliver the Class A Shares it is offering in the Offering pursuant to the Underwriting Agreement (including upon exercise of the Underwriter’s overallotment option) to the account of the Underwriter.
ARTICLE II.
DEFINITIONS
Definitions.  Wherever used in this Agreement or related exhibits, unless the context otherwise requires, the following terms have the meanings assigned to such terms in this Article II.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person.  With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder shall, for purposes hereof, be deemed to be an Affiliate of such Holder.

“Applicable Laws” means, with respect to any Person, the common law and any federal, provincial, state, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees or settlement agreements (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case having the force of law and, in each case, that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Authorizations” means, with respect to any Person, any permits, approvals, authorizations, licenses, registrations, certificates, clearances, concessions, grants, franchises, variances or permissions from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law, and, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and any supplements or amendments with respect to the foregoing.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commission” means the U.S. Securities and Exchange Commission.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Governmental Authority” means any federal, state, foreign or international government, regulatory or administrative agency, any state or other political subdivision thereof having jurisdiction over the Company or any of its subsidiaries, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.  For the avoidance of doubt, Governmental Authority shall include the Commission and the Exchange (as defined below).
“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest.
“Material Adverse Effect” means a material adverse effect on (a) the legality, validity, binding effect or enforceability of any provision of this Agreement, (b) the ability of the Company to perform its obligations under this Agreement as and when due, or (c) the condition (financial or other), business, properties, or results of operations of the Company and its subsidiaries taken as a whole.
“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, memorandum and/or articles of association, the bylaws, the constitution, any certificate of designation or instrument relating to the rights of holders or preferred stock of such corporation, and any shareholder agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating or limited liability company agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar or equivalent persons or Persons, or the designation, amount or relative rights, limitations and preference of the Stock of such entity.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.
“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Remaining Shares” means the Class A Shares issued pursuant to this Agreement that are not sold pursuant to the Underwriting Agreement (including any Class A Shares not sold pursuant to the exercise of the Underwriter’s overallotment option).
“SEC Documents” means all annual, quarterly and current reports, proxy statements, registration statements, prospectuses and other material schedules, forms, statements and other material documents filed by the Company with the Commission pursuant to the Securities Act or the Exchange Act since March 30, 2023 (including all financial statements and schedules included therein, all exhibits thereto and all documents incorporated by reference therein).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests (or units thereof), joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.
“Transactions” means the transactions contemplated by this Agreement, including the Conversions, the Redemptions, the funding of the loan facility under the Credit Agreement by the lenders party thereto and the closing of the Offering.
“United States” and “U.S.” each means the United States of America.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
Section 3.01. Representations and Warranties of the Company.  The Company hereby represents and warrants to each Holder as follows:
(a)       Enforceability.  This Agreement constitutes, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement hereof or thereof may be limited by insolvency, bankruptcy, reorganization, moratorium or other similar Applicable Laws affecting creditors rights generally or general principles of equity.
(b)       Existence, Qualification and Power.  The Company is validly existing as a corporation, limited liability company, limited partnership or other form, as applicable, and is in good standing under the laws of the State of Delaware.  The Company (i) has full power and authority (and all Authorizations) to (A) own its properties, conduct its business, own its assets and operate its facilities, (B) execute, deliver and perform its obligations under this Agreement and (C) consummate the Transactions, and (ii) is duly qualified as a foreign corporation, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except, in each case of this clause (ii), where the failure to be so qualified, licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(c)       Litigation.  No Proceeding is pending before or, to the knowledge of the Company, threatened by, any Governmental Authority (i) to which the Company is a party, or (ii) that purports to affect or pertain to any of the Transactions, in each case, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or directing that any of the Transactions not be consummated as herein.
(d)       Corporate Authorization; Conflicts.  This Agreement has been duly authorized, executed and delivered by the Company.  The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, including the issuance of the Class A Shares, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any assets of the Company pursuant to any agreement, document or instrument to which the Company is a party or by which the Company is bound or to which any of the assets or property of the Company is subject, except, with respect to this clause (i), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (ii) result in any violation, or conflict with any, of the Organizational Documents of the Company, or (iii) result in the violation of any Applicable Law (including the rules and regulations of the Exchange), or any judgment, order or decree of any Governmental Authority binding upon the Company, except, with respect to this clause (iii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  No vote or approval of the Company’s stockholders is required in connection with this Agreement or any of the Transactions, including the issuance of the Class A Shares, under the Organizational Documents of the Company, the Delaware General Corporation Law, as amended, the rules and regulations of the Exchange or otherwise.

(e)       Governmental Authorizations.  Except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Authorization of, or registration, notice or filing with, any Governmental Authority is required for (i) the execution, delivery and performance by the Company of this Agreement, and (ii) the consummation by the Company of the Redemption or any of the other Transactions, except (A) for such as have already been obtained or made prior to the date of this Agreement that are (and as of the Settlement Date will be) in full force and effect, (B) as expressly contemplated by Section 13 or 15(d) of the Exchange Act, and the rules, regulations and forms promulgated thereunder, or (C) for filings expressly contemplated or required by this Agreement, the Underwriting Agreement and the Credit Agreement.
(f)       Shares of Stock.  The Class A Shares have been duly authorized and, when issued pursuant to this Agreement, will be duly and validly issued, fully paid and non-assessable and free from all taxes and Liens with respect to the issue thereof, and will not be issued in violation of, or subject to, any preemptive or similar rights of any Person.
(g)       Investment Company Act.  None of the Company, any Person controlling the Company or any subsidiary of the Company is (i) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act, or otherwise registered or required to be registered under, or subject to restrictions imposed, by the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act.
(h)       Securities Law and Principal Market Matters.
(i) The issuance of the Class A Shares to the Holders pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder pursuant to Section 3(a)(9) of the Securities Act.
(ii) Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made, or will make, any offers or sales of any Stock or other securities, or solicited or will solicit any offers to buy any Stock or other securities, under circumstances that would require registration of the Class A Shares under the Securities Act or cause the offering of the Class A Shares to be integrated with any other offerings by the Company for purposes of any applicable stockholder approval provisions of the Exchange or any other authority.

(iii) The Company has not, and, to the knowledge of the Company, none of its respective officers, directors or Affiliates or anyone acting on any such Person’s behalf has, (A) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of the Class A Common Stock of any other security of the Company to facilitate the sale or resale of any of the Class A Shares, (B) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Class A Shares, or (C) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, except in any case as expressly contemplated by the Underwriting Agreement.
(iv) The offering and sale by the Holders of the Class A Shares has been duly registered pursuant to the Registration Statement.
(i)       Application of Takeover Provisions; Rights Agreement.  The Company and the Company’s Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the Company’s Organizational Documents or the laws of the State of Delaware that is or will become applicable to any Holder or any Affiliate of any Holder as a result of the transactions contemplated by this Agreement and the Company’s fulfilling its obligations with respect thereto, including the Company’s issuance of the Class A Shares and any such Holder’s ownership of the Class A Shares.  The Company has not adopted a stockholders rights plan (or “poison pill”) or similar arrangement relating to accumulations of beneficial ownership of the Company’s common stock or a change in control of the Company.
(j)       No Investment Advice.  Without limiting the right of the Company to rely on or enforce the representations, warranties, covenants and agreements of the Holders in this Agreement, the Company confirms that it is not relying on any communication (i) (written or oral) of any Holder or any of their respective agents or Affiliates as investment advice or as a recommendation to participate in the Transactions.  It is understood that no Holder, nor any of their respective agents or Affiliates is acting or has acted as an advisor to the Company in deciding whether to participate in the Redemption, and no Holder has acted, and will not be acting, as a financial advisor to, or fiduciary (or in any similar capacity) of, or has any fiduciary duty to, the Company with respect to, or in connection with, this Agreement or the Transactions.
(k)       Brokers Fees.  Other than any fees, discounts or commissions payable to the Underwriter pursuant to the Underwriting Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the Transactions based upon arrangements made by or on behalf of the Company or its Affiliates.
(l)       Subsidiaries.  Each subsidiary of the Company has been duly incorporated, organized or formed, is validly existing as a corporation or other business entity in good standing under the laws of the jurisdiction of its organization, and has the corporate or business entity power to own its properties and conduct its business as described in the Registration Statement; and each subsidiary of the Company is duly qualified to transact business and is in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such registration, except, in each case, where the failure to be so registered or in good standing would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued and outstanding capital stock or other equity interests of each subsidiary of the Company has been duly authorized and validly issued and are fully paid and nonassessable.

(m)       Class A Shares.  (i) The Class A Shares and all other outstanding shares of capital stock of the Company have been duly authorized; (ii) the authorized equity capitalization of the Company is as set forth in the Registration Statement; (iii) all outstanding shares of capital stock of the Company are, or in the case of the Class A Shares, when the Class A Shares have been delivered and paid for in accordance with the terms of this Agreement, at the Closing Date will be, validly issued, fully paid and nonassessable and will conform to the information and to the description of such Class A Shares in the Registration Statement; (iv) the stockholders of the Company have no preemptive rights with respect to the Class A Shares; and none of the outstanding shares of capital stock of the Company, including the Class A Shares, have been issued in violation of any preemptive or similar rights of any security holder.
(n)       Title to Property.  The Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them that are material to the business of the Company, in each case free from Liens, charge, encumbrances (excluding Liens, charge, encumbrances under the Company’s secured financing arrangements) and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and, except as disclosed in the Registration Statement, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them, except in each case, as would not reasonably be expected to have a Material Adverse Effect.
(o)       Absence of Defaults and Conflicts Resulting from Transaction.  The execution, delivery and performance of this Agreement will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any Lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the Organizational Documents of the Company or of any of its subsidiaries, (ii) any Applicable Laws of any Governmental Authority having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or (iii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject except, in the cases of clauses (ii) and (iii) such breaches, violations, defaults or impositions (other than a Debt Repayment Triggering Event) that would not, individually or in the aggregate, result in a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any Person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(p)       Absence of Existing Defaults and Conflicts.  Neither the Company nor any of its subsidiaries is in violation of its respective Organizational Documents or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(q)       Possession of Licenses and Permits.  The Company and each of its subsidiaries (i) possess, and are in compliance, in all material respects, with the terms of, all Authorizations necessary or material to the conduct of the business now conducted or currently proposed to be conducted by them, except as would not reasonably be expected, individually or in the aggregate, to  have a Material Adverse Effect, and (ii) have not received any notice of proceedings relating to the revocation or modification of any Authorizations that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(r)       Internal Controls.  Except as disclosed in the Registration Statement, the Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with Applicable Laws and are sufficient to provide reasonable assurances that (i) the Company maintains records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s assets, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. Generally Accepted Accounting Principles, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements and (iv) information required to be disclosed by the Company in the reports that it files or submits under the Securities Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  The Internal Controls are overseen by the Audit Committee (the “Audit Committee”) of the Company’s Board in accordance with the rules and regulations of the Exchange.  Except as contemplated in the Registration Statement, the Company has not publicly disclosed or reported to the Audit Committee or the Board, a material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), which would have a Material Adverse Effect.
(s)       Financial Statements.  The financial statements included in the Registration Statement present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; all non-GAAP financial information included in the Registration Statement complies with the requirements of Regulation G and Item 10 of Regulation S-K under the Act; the schedules included in the Registration Statement present fairly the information required to be stated therein; there are no pro forma or as adjusted financial statements which are required to be included in the Registration Statement in accordance with Regulation S-X under the Securities Act which are required to be included in the Registration Statement which are not so included; and there are no off-balance sheet arrangements (as defined in Regulation S-K under the Securities Act, Item 303) which are required to be disclosed in the Registration Statement and are not so disclosed.

(t)       No Material Adverse Change in Business.  Since the end of the period covered by the latest audited financial statements included in the Registration Statement (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, or properties of the Company and its subsidiaries, taken as a whole, that is material and adverse, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (iii) except as contemplated by this Agreement, the Underwriting Agreement and the Credit Agreement, including the consummation of the Transactions, or as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been no change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries.
(u)       Taxes.  The Company and its subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and the Company and its subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.
(v)       Accountants.  Forvis Mazars, LLP, which has expressed its opinion with respect to the annual financial statements and supporting schedules included in the Registration Statement are independent public accountants as required by the Securities Act, the Exchange Act  and the Public Company Accounting Oversight Board.
(w)       Foreign Corrupt Practices Act.  Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, after due inquiry, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, has in the course of its actions for, or on behalf of, the Company or any of its subsidiaries: (i) made any unlawful contribution, gift, or other unlawful expense relating to political activity; (ii) made any direct or indirect bribe, kickback, rebate, payoff, influence payment, or otherwise unlawfully provided anything of value, to any “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, the “FCPA”)) or domestic government official; or (iii) violated or is in violation of any provision of the FCPA, the Bribery Act 2010 of the United Kingdom, as amended (the “Bribery Act 2010”), or any other applicable anti-bribery statute or regulation.  The Company and its subsidiaries and, to the knowledge of the Company, the Company’s Affiliates, have conducted their respective businesses in compliance with the FCPA, Bribery Act 2010, and all other applicable anti-bribery statutes and regulations, and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance therewith.

(x)       Anti-Money Laundering Laws.  The operations of the Company and each of its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and each of its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no Proceeding by or before any Governmental Authority involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(y)       OFAC.  Neither the Company nor any of its subsidiaries nor any director or officer of the Company or any of its subsidiaries nor, to the Company’s knowledge, any other agent, employee or Affiliate of the Company or any of its subsidiaries is currently (i) subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, so-called Donetsk People’s Republic, or so-called Luhansk People’s Republic or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, and the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).  The Company represents and covenants that, except as detailed in the Registration Statement, for the past five years, it has not knowingly engaged in, is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.  For purposes of this section, no Person shall be an Affiliate of the Company solely by reason of owning less than a majority of any class of voting securities of the Company.
(z)       SEC Filings.
(i) The Company has filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the Commission pursuant to Applicable Laws since March 30, 2023 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Company SEC Reports”), and, as of the Settlement Date, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the Commission pursuant to Applicable Laws through the Settlement Date (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement and the Offering Materials (as defined below),  the “Additional Company SEC Reports”). Each of the Company SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional Company SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Applicable Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Company SEC Reports or the Additional Company SEC Reports (for purposes of the Additional Company SEC Reports).  As of their respective dates of filing, the Company SEC Reports did not, and the Additional Company SEC Reports will not, as of their respective dates of filing with the Commission (or if amended or superseded by a filing prior to the date of this Agreement or the Settlement Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading.

(ii) As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the Commission with respect to the Company SEC Reports.
(aa)       USRPHC.  The Company is not now and has never been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the Treasury Regulations promulgated thereunder.
Section 3.02. Representations and Warranties of the Holders.  Each Holder, severally and not jointly, hereby represents and warrants to the Company as follows:
(a)       Organization and Authority.  Such Holder is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate, limited liability company or limited partnership power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms hereof, including the consummation of the Transactions.
(b)       Ownership of Exchanged Notes.  Such Holder is the sole record and beneficial owner of its Note, free and clear of any Liens, and such Holder’s Note is in the aggregate principal amount set forth opposite such Holder’s name on Schedule 1 hereto.  Upon delivery to the Company by such Holder of its Note, and upon such Holder’s receipt of the Transaction Consideration, as consideration in respect thereof as set forth herein, pursuant to this Agreement, good and valid title to such Holder’s Note will pass to the Company, free and clear of any Liens imposed upon such Holder or its assets or as a result of any action taken by such Holder.
(c)       Non-Contravention.  The execution and delivery of this Agreement by such Holder and the performance by such Holder of its obligations hereunder will not violate (i) any Applicable Law, judgment, order or decree of any Governmental Authority binding upon the Holder,  (ii) the Organizational Documents of such Holder or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any agreement, document or instrument to which such Holder is a party, except, in the case of clauses (i) and (iii), violations as would not reasonably be expected to materially and adversely affect such Holder’s ability to perform its obligations under this Agreement or consummate the Transactions on a timely basis.

(d)       No Recommendation or Endorsement.  The Holder understands that no United States federal or state agency or any other government or Governmental Authority has passed on or made any recommendation or endorsement of the Class A Shares or the fairness or suitability of the investment in the Class A Shares nor have such authorities passed upon or endorsed the merits of the offering of the Class A Shares.
(e)       Accredited Investor Status.  Such Holder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in business and financial matters so as to be capable of evaluating the merits and risks of its investment in the Class A Shares. Such Holder understands and accepts that acquiring the Class A Shares involves risks, including those described in the SEC Documents. Such Holder is a sophisticated participant in the transactions contemplated hereby and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Class A Shares, is experienced in investing in capital markets and is able to bear the economic risk associated with an investment in the Class A Shares.
(f)       Exemptions.  Such Holder understands that the Class A Shares are being issued and delivered to such Holder in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws, that the Class A Shares constitute “restricted securities” within the meaning of Rule 144 under the Securities Act even though the Class A Shares will be issued to such Holder without any restrictive legend, and that the Company is relying in part upon the truth and accuracy of, and such Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein for purposes of the foregoing. Such Holder’s participation in the Redemption and the Conversion was not solicited by any Person other than the Company.
(g)       No Investment Advice.  Without limiting the right of each Holder to rely on the Company SEC Reports or to rely on or enforce the representations, warranties, covenants and agreements of the Company in this Agreement, each Holder confirms that it is not relying on any communication (written or oral) of the Company or any of its agents or affiliates as investment advice or as a recommendation to enter into this Agreement and receive the Class A Shares pursuant to the terms hereof.  It is understood that neither the Company, nor any of its agents or affiliates is acting or has acted as an advisor to any Holder in deciding whether to enter into this Agreement.  Without limiting the right of each Holder to rely on the Company SEC Reports or to rely on or enforce the representations, warranties, covenants and agreements of the Company in this Agreement, in deciding to enter into this Agreement, each Holder has made its own independent decision that participation in the Redemption (as applicable) is suitable and appropriate for such Holder.
(h)       Mutual Negotiation.  The Holder acknowledges that the terms of the Redemption have been mutually negotiated between each Holder and the Company.  Each Holder was given a meaningful opportunity to negotiate the terms of the Exchange.
(i)       No Broker.  Other than any fees, discounts or commissions payable to the Underwriter pursuant to the Underwriting Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the Transactions based upon arrangements made by or on behalf of each Holder.

(j)       Diligence.  Each Holder and its advisors, if any, have been afforded the opportunity to ask questions of and receive answers from the Company concerning the terms and conditions of an investment in the Class A Shares.  None of any such inquiries, any other due diligence investigations conducted by any Holder or its advisors or its representatives, if any, and the making by such Holder or representations and warranties pursuant to this Section shall modify, amend or otherwise affect such Holder’s right to rely on the Company SEC Reports or the representations of the Company contained in Section 3.01 of this Agreement.
ARTICLE IV.
COVENANTS; CONSENT
Section 4.01. Listing.  The Company shall submit a Notice of Additional Listing Form for the listing of the Class A Shares on the Nasdaq Stock Market (the “Exchange”).
Section 4.02. Expenses.   Each of the parties hereto shall be responsible for its own expenses, including attorneys’ and other advisors’ fees, associated with this Agreement (including the negotiation hereof) and the Transactions.
Section 4.03. Underwritten Offering Cooperation.  Without limiting the rights of the Holders pursuant to Section 7.3 of the Note Purchase Agreement, during the period commencing on the date of this Agreement and ending on the closing of the underwritten public offering of the Class A Shares contemplated by the Underwriting Agreement (the “Offering”), the Company shall (a) cooperate in the offering of the Class A Shares as contemplated by the Underwriting Agreement, which cooperation shall include (i) delivering, or causing to be delivered, to the Underwriter, as contemplated by the Underwriting Agreement, an opinion and negative assurance letter of counsel to the Company and a comfort letter from the Company’s independent public accountants and (ii) otherwise complying with all the agreements and satisfying all the conditions on its part to be performed or satisfied at or prior to the Settlement Date pursuant to the Underwriting Agreement.
Section 4.04. Class A Shares.  The Company acknowledges, warrants and agrees that all of the Class A Shares are “Registrable Securities” (as defined in Section 7.3 of the Note Purchase Agreement) and the Class A Shares and the holders thereof are entitled to (and the Company shall provide to the Class A Shares and the holders thereof) all of the rights and benefits to which Registrable Securities and the holders thereof are entitled under the Note Purchase Agreement.  Each Holder acknowledges, covenants and agrees that it is subject to all of its obligations in respect of the Registrable Securities pursuant to Section 7.3 of the Note Purchase Agreement and that it shall sell or otherwise transfer any of the Class A Shares offered pursuant to the Underwriting Agreement only pursuant to the Underwriting Agreement and pursuant to the Registration Statement (unless not effective and available therefor), in accordance with the Plan of Distribution set forth therein. Each Holder further acknowledges, covenants and agrees that the Remaining Shares shall bear or otherwise be subject to a legend regarding restrictions on transfer under the Securities Act and that it shall sell or otherwise transfer any of the Remaining Shares not sold pursuant to the Underwriting Agreement (a) otherwise pursuant to the Registration Statement (unless not effective and available therefor), in accordance with the Plan of Distribution set forth therein, (b) pursuant to Rule 144 under the Securities Act (subject to Rule 144(i)), if and as available therefor, or (c) pursuant to any other available exemption from the registration requirements of the Securities Act.

Section 4.05. Tax Forms.  Each Holder shall provide the Company with a properly completed and executed IRS Form W-9.
Section 4.06. Offering Materials.  The Company shall promptly deliver to each Holder, without charge, as many copies of the prospectus supplement with respect to the Offering, together with the Registration Statement (the “Offering Materials”) (including the form of prospectus) and each amendment or supplement thereto as such Holders may reasonably request.
Section 4.07. Resignation of Conversant Director. Conversant shall use its commercially reasonable efforts to cause Robert Grove to resign from the Board of Directors of the Company within one (1) day of the Settlement Date.
Section 4.08. No Conflicts. The parties acknowledge and agree that, notwithstanding anything to the contrary, the execution and delivery by the Company and the Holders of the Underwriting Agreement and the performance of their obligations thereunder, including the sale of any securities thereunder by any Holder, will not result in any breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, this Agreement by the Company or any such Holder.
Section 4.09. USRPHC. Within a reasonable period following (and in any event within 20 days after receipt of) written request by a Holder, the Company shall provide such Holder with a written statement informing such Investor whether such Investor’s interest in the Company constitutes a “United States real property interest” as defined in Section 897(c)(1) of the Code.

ARTICLE V.
INDEMNIFICATION
Section 5.01. Indemnification by the Company.  The Company hereby agrees to indemnify, defend and hold harmless each Holder and its Affiliates and each of their respective officers, directors, agents, employees, shareholders, equity holders (regardless of whether such interests are held directly or indirectly), members and partners (each, a “Holder Indemnified Person”), to the fullest extent permitted by Applicable Law, from and against any and all losses, Proceedings, damages, liabilities, obligations contingencies, costs and expenses (including reasonable and documented attorneys’ fees) (collectively, “Losses”), joint or several, as incurred, that any Holder Indemnified Person may suffer or incur in connection with, arising out, as a result of, relating to or based upon (a) any representation or warranty of the Company in Section 3.01 being untrue, (b) any breach of any covenant or agreement made or to be performed by the Company hereunder, (c) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, the Offering Materials or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (d) any violation or alleged violation by the Company or its agents of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance or nonperformance of its obligations under this Agreement or any action or inaction required of the Company in connection with any registration of such Holder’s Registrable Securities; except, in the case of clause (c), to the extent that such untrue statements or omissions are based upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use in such Registration Statement, Offering Materials or in any amendment or supplement thereto. The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware. The indemnity obligations in this Section 5.01 shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder Indemnified Person and shall survive the transfer of the Class A Shares by the Holders and the termination of this Agreement.

Section 5.02. Indemnification by the Holders.  Each Holder and its permitted assignees, severally and not jointly, hereby agrees to indemnify, defend and hold harmless the Company, its respective officers, directors, agents, employees, shareholders, equity holders (regardless of whether such interests are held directly or indirectly), members and partners (each a “Company Indemnified Person”), to the fullest extent permitted by Applicable Law, from and against all Losses, as incurred, to the extent arising out of or relating to (a) any representation or warranty of a Holder in Section 3.02 being untrue or misleading, (b) any breach of any covenant or agreement made or to be performed by a Holder hereunder, or (c) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Offering Materials, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading to the extent that such untrue statement or omission is contained in any information regarding such Holder furnished in writing by such Holder to the Company expressly for inclusion in such Registration Statement or the Offering Materials; provided that the indemnification obligations provided in this Section 5.02 shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information concerning the Company furnished to the Holders by or on behalf of the Company expressly for use in the Registration Statement or the Offering Materials (or any amendment or supplement thereto). Notwithstanding  the foregoing, in no event shall the aggregate liability of a selling Holder under Section 5.02(c) be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 5.02(c) and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue statement or omission) received by such Holder upon the sale of the Class A Shares included in the Registration Statement giving rise to such indemnification obligation.

ARTICLE VI.
MISCELLANEOUS
Section 6.01. Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and understandings, both oral and written, among the Holders and the Company.
Section 6.02. Amendments and Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and each affected Holder.  No waiver of any breach or default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent breach or default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
Section 6.03. Successors and Assigns.  All of the covenants and provisions of this Agreement by or for the benefit of each Holder or the Company shall bind and inure to the benefit of their respective successors and permitted assigns.  No party hereunder may assign its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, following the Settlement Date, that a Holder may assign its rights and obligations under this Agreement in respect of any Remaining Shares to an Affiliate or subsidiary of such Holder, or to any successor to such Holder, to which such Holder transfers or assigns such Remaining Shares.
Section 6.04. Termination.  This Agreement may be terminated at any time: (a) by the mutual written consent of the Company and the Holders, or (b) by either the Company or the Holders, if the Settlement Date shall not have occurred with respect to a Holder on or before December 20, 2024 due to the Company’s or such Holder’s failure to satisfy any of the conditions required to be satisfied by it in Section 1.03 (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), in which case the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.  This Agreement may be terminated in the absolute discretion of the Company if, after the execution and delivery of this Agreement and prior to the Settlement Date, the Credit Agreement is terminated prior to the funding of the subordinated loan thereunder.  For the avoidance of doubt, the termination of this Agreement in accordance with its terms prior to the Settlement Date shall not, in and of itself, constitute a Default or Event of Default under any Note.
Section 6.05. Counterparts; Effectiveness.  This Agreement and any amendment hereto may be executed and delivered in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

Section 6.06. Effect of Headings.  The section and subsection headings herein are for convenience only and not part of this Agreement and shall not affect the interpretation thereof.
Section 6.07. Further Assurances.  Each of the parties hereby agree, from time to time, as and when reasonably requested by any other party hereto, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements, including secretary’s certificates, stock powers and irrevocable transfer agent instructions, and to take or cause to be taken such further or other action, as may be reasonably necessary or desirable in order to carry out the intent and purposes of this Agreement.
Section 6.08. No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.
Section 6.09. Governing Law.  This Agreement and all matters arising out of or relating to it will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflicts of laws rules or principles that would result in the application of the substantive laws of any other jurisdiction.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York or the courts of the United States, in each case, located in the Borough of Manhattan, New York City, New York for any dispute, controversy, proceeding or claim arising out of or relating to: (a) this Agreement or any of the subject matter hereof, (b) the breach, termination, enforcement, interpretation or validity of this Agreement, or (c) the relationship among the parties hereto, in each case, whether in contract, tort, common or statutory law, equity or otherwise (collectively, a “Dispute”).  Each party agrees that it shall pursue any Dispute exclusively in either the United States District Court for the District of New York, sitting in in the County of New York, to the extent that such court has subject matter jurisdiction or, if not, the Commercial Division of the Supreme Court of the State of New York in the County of New York (collectively, the “New York Courts”), unless jurisdiction over the Dispute does not lie in the New York Courts.  Each party hereby irrevocably and unconditionally consent to submit to the jurisdiction of the courts of the State of New York or the courts of the United States, in each case, located in the Borough of Manhattan, New York City, New York, and the courts in Delaware described in the next sentence, for any Dispute.  Each party agrees that if jurisdiction over the Dispute does not lie in the New York Courts, then the party shall make application to the Delaware Court of Chancery for the resolution of such Dispute, and if jurisdiction over the Dispute does not lie the Delaware Court of Chancery, then a party shall make application to any other court in the State of Delaware in which jurisdiction properly lies for the resolution of the Dispute.  The parties hereby irrevocably and unconditionally consent to the jurisdiction of the appropriate appellate courts from the courts mentioned above in any Dispute and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such Dispute in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 6.10. WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 6.11. Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) effective on the same date only if delivered by 5:30pm local time and, if not, on the next Business Day, if delivered personally or by electronic mail (so long as such transmission does not generate an error message or notice of non-delivery), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All communications hereunder, if sent to any of the Holders, shall be delivered to the address set forth under such Holder’s name on Schedule 1 hereto, as the same may be updated by each Holder from time to time by notice to the Company in accordance with this Section 6.11 and with a copy to outside counsel listed on the signature page hereto; and if sent to the Company, shall be mailed or delivered to the Company at:
United Homes Group, Inc. 917 Chapin Road Chapin, South Carolina 29036 Attention: General Counsel
Email:	erinreevesmcginnis@unitedhomesgroup.com

with a copy to:

Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, Illinois 60661
Attn:	Mark D. Wood, Esq. Elizabeth C. McNichol, Esq.
Email:	mark.wood@katten.com elizabeth.mcnichol@katten.com

Section 6.12. Interpretation; Other Definitions.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.  All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement.  In addition, the following terms are ascribed the following meanings:
(a)       the word “or” is not exclusive;

(b)       the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;
(c)       the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
(d)       “beneficial owner,” “beneficially own” or “beneficial ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a person or entity’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).
Section 6.13. Captions.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
Section 6.14. Severability.  If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
Section 6.15. No Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto (and their permitted assigns), any benefit, right or remedies.
Section 6.16. Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, without the necessity of posting bond or other undertaking or proving economic damages, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.
[The remainder of this page is intentionally left blank—signature pages follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date first written above.

THE COMPANY:

UNITED HOMES GROUP, INC.
By:	/s/ Keith Feldman
Name: Keith Feldman
Title: Chief Financial Officer

[Signature Page to Redemption Agreement]

HOLDERS:

CONVERSANT OPPORTUNITY MASTER FUND LP, as nominee for Conversant Opportunity Master Fund Sub LLC By: Conversant GP Holdings LLC Its: General Partner

By:	/s/ Paul Dumaine
Name: Paul Dumaine
Title: General Counsel

DENDUR DOMESTIC FUND LLC

By:	/s/ Michael Anastasio
Name: Michael Anastasio
Title: Authorized Signatory

JASPER LAKE VENTURES ONE LLC

By:	/s/ Joseph Kolatch
Name: Joseph Kolatch
Title: Authorized Signatory

HAZELVIEW SECURITIES INC.

By:	/s/ Corrado Russo
Name: Corrado Russo
Title: Senior Managing Director, Investments & Global Head of Securities

LIMINALITY PARTNERS RV LP

By:	/s/ Charles Ledley
Name: Charles Ledley
Title: Manager of General Partner

[Signature Page to Redemption Agreement]

SCHEDULE  1
HOLDERS

Name of Holder	Aggregate Principal Amount of Note	Accrued and Unpaid Interest	Cash Consideration	Number of Class A Shares
Conversant Opportunity Master Fund, LP as nominee for Conversant Opportunity Master Fund Sub LLC Notice Information: Conversant Opportunity Master Fund LP c/o Conversant Capital LLC 25 Deforest Avenue, Summit, New Jersey 07901-2140 Attention: Bryant Daniels and Paul H. Dumaine Emails: bdaniels@conversant.com and pdumaine@conversant.com with copies (which shall not constitute notice) to: Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004-1980 Attention: John M. Bibona Email: john.bibona@friedfrank.com Wire Information:	$35,000,000.00	$71,917.81	$30,696,917.81	4,466,827
Dendur Domestic Fund LLC Notice Information: Dendur Domestic Fund Ltd c/o Dendur Capital LP 250 W 55th St, 26th Floor New York, NY 10019 Attention: Michael Anastasio and Sam Breuer Email: manastasio@dendurcap.com sbreuer@dendurcap.com Wire Information:	$30,000,000.00	$61,643.84	$26,311,643.84	3,842,800

S-1

Jasper Lake Ventures One LLC Notice Information: Jasper Lake Ventures One LLC 930 Sylvan Ave, Suite 115 Englewood Cliffs, NJ 07632 Attn: Noah Kolatch and Joey Kolatch Email: noah.kolatch@jasperlp.com Email: joey.kolatch@jasperlp.com Wire Information:	$5,000,000.00	$10,273.97	$4,385,273.97	619,741
Hazelview Securities Inc. Notice Information: Hazelview Securities Inc. General Counsel phawkings@hazelview.com 1133 Yonge Street, 4th Floor, Toronto, ON M4T 2Y7 Wire Information:	$5,000,000.00	$10,273.97	$4,385,273.97	619,741
Liminality Partners RV LP Notice Information: Liminality Capital LP 11 Arlington Street Boston, MA 02116 Attn: Brian Miller Email: brian@liminalitycapital.com and ari@liminalitycapital.com Wire Information:	$5,000,000.00	$10,273.97	$4,385,273.97	619,741

S-2

EXHIBIT A

FORM OF SECRETARY’S CERTIFICATE

SECRETARY’S CERTIFICATE
OF
UNITED HOMES GROUP, INC.

This Secretary’s Certificate is delivered pursuant to (i) Section 1.03(a)(v) of that certain Redemption Agreement (the “Redemption Agreement”), dated as of December 5, 2024, by and among United Homes Group, Inc., a Delaware corporation (the “Company”), and the holders party thereto and (ii) Section 5(l) of that certain Underwriting Agreement, dated as of December 11, 2024, by and among the Company, BTIG, LLC, and the stockholders of the Company listed on Schedule I thereto (the “Underwriting Agreement”). Capitalized terms not defined herein but used herein shall have the same meaning ascribed to them in the Redemption Agreement. The undersigned, Erin Reeves McGinnis, Corporate Secretary of the Company, hereby certifies on behalf of the Company, solely in her capacity as an officer of the Company and not in any individual capacity, as follows:

1. Attached hereto as Exhibit A is a correct and complete copy of the Amended and Restated Certificate of Incorporation of the Company, which is in full force and effect on the date hereof.
2. Attached hereto as Exhibit B is a correct and complete copy of the Company’s Amended and Restated Bylaws, which are in full force and effect on the date hereof.
3. Attached hereto as Exhibit C are correct and complete copies of (i) the unanimous written consent of the Board of Directors of the Company (the “Board of Directors”) dated March 21, 2023, approving the issuance of the Notes, which resolutions are in full force and effect as of the date hereof and have not been amended or rescinded, (ii) the resolutions duly adopted at a meeting at which a quorum was present and acting throughout of the Board of Directors on November 7, 2024 in which the Board of Directors approved, in form, the Redemption Agreement and the public offering of a portion of the Class A Shares pursuant to the Underwriting Agreement and (iii) the resolutions duly adopted at a meeting at which a quorum was present and acting throughout of the pricing committee established by the Board of Directors (the “Pricing Committee”) on December 5, 2024 in which the Pricing Committee approved the final terms of the Redemption Agreement and the Underwriting Agreement.  Such resolutions have not been amended, rescinded or modified in any way since the date of adoption thereof and remain in full force and effect on the date hereof.
4. Attached hereto as Exhibit D is a true and correct copy of the certificate of good standing of the Company in Delaware issued by the Secretary of State of the State of Delaware.
5. Attached hereto as Exhibit E is a true and correct copy of the Incumbency Certificate that attests to the officers duly elected or appointed to and currently occupying the offices of the Company as set forth therein.
[Signature Page Follows]

Ex-A

IN WITNESS WHEREOF, I have signed this Certificate as of this 11th day of December 2024.

Name: Erin Reeves McGinnis
Title: Corporate Secretary

EXHIBIT B
FORM OF OPINION OF COMPANY COUNSEL

1.
Based solely on a review of the Certificate of Incorporation of the Company and the Company Delaware Certificate, the Company is a corporation validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Offering Materials.

2.
The Company has an authorized capital stock as set forth in the Registration Statement, and the Class A Shares conform in all material respects as to legal matters to the descriptions thereof in the Registration Statement.

3.
The Class A Shares have been duly authorized for issuance, and when issued and delivered in accordance with the Redemption Agreement against delivery of the Notes for cancellation, the Class A Shares will be validly issued, fully paid and non-assessable.

4.
The offer and sale by the Company of the Class A Shares to each Holder is exempt from the registration requirements of the Securities Act, as amended (it being understood that no opinion is expressed as to any subsequent resale of the Class A Shares).

Ex-B